Exhibit 99.1
Metal Management, Inc.
325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT REPORTS RESULTS
FOR THE PERIOD ENDED DECEMBER 31, 2007
— Net Sales of $582 Million
— Net Income of $6.1 Million
— EPS of $0.24 per diluted share
— EBITDA (1) (as defined) of $24.5 Million
CHICAGO, IL — FEBRUARY 6, 2008 - Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced results for the third fiscal quarter ended December 31, 2007.
The company generated consolidated net sales of $582 million in the third quarter of fiscal 2008 and net income of $6.1 million. EBITDA (as defined) was $24.5 million and earnings per share were $0.24 per diluted common share.
“Metal Management’s 2,000 employees worked hard to deliver profitable results in our third quarter, a period characterized by continued aggressive competition for unprocessed scrap and historically high ocean freight rates,” said Daniel W. Dienst, Chairman and Chief Executive Officer of Metal Management. “Revenues increased year-over-year in the third quarter due to higher ferrous unit shipments and prices, but earnings were compressed by declines in material margins in our non-ferrous and stainless product lines, high ocean freight and a tight supply of ships, higher depreciation and amortization expense due to recent acquisitions and investment in plant and equipment, and certain one-time charges. A tight supply of ships resulted in the delay of five export cargos, which will be reflected in our fourth fiscal quarter. We are currently seeing a return to more historical spreads, moderating export freight rates and increasing selling prices for ferrous scrap metal — all positive factors that if sustained may contribute to strong performance for Metal Management in future quarters.”
Third Quarter Highlights
•	Consolidated net sales of $582 million for the quarter ended December 31, 2007, an increase of 11% as compared to consolidated net sales of $524 million for the quarter ended December 31, 2006.
•	Net income was $6.1 million or $0.24 per diluted common share, compared to net income of $15.6 million or $0.60 per diluted common share in the same period last year.

•	Metal Management’s results in the quarter ended December 31, 2007 include merger expenses aggregating to $747,000 on a pre-tax and after-tax basis, representing approximately $0.03 per diluted common share. The merger expenses were incurred in connection with the company’s previously announced agreement to merge with Sims Group Limited.
•	The Company also recorded an inventory adjustment of approximately $2.7 million pre-tax, $1.6 million after tax, or $0.06 per diluted common share, to reduce the carrying value of certain specialty alloys to reflect lower market prices.
•	EBITDA (as defined) of $24.5 million in the quarter ended December 31, 2007, as compared to EBITDA (as defined) of $31.9 million for the quarter ended December 31, 2006.
•	More than 1.4 million tons of metal were processed and sold or brokered, including ferrous yard shipments of approximately 1.3 million tons and non-ferrous shipments of approximately 117 million pounds.
•	The Company turned ferrous inventories approximately 11 times and non-ferrous inventories (excluding stainless and alloy) approximately 10 times.
•	A dividend of $0.075 per share was paid to all shareholders of record.
•	As of December 31, 2007, Metal Management had 1.2 million shares remaining under its authorized share repurchase program. The Company may repurchase shares from time to time in the open market before the special meeting of stockholders relating to the Sims merger.
•	As of December 31, 2007, cash and cash equivalents were approximately $12.6 million and total debt, including borrowings under the line of credit, were $61 million.
Year to Date (Nine Months) Highlights
•	Consolidated net sales of approximately $2.0 billion for the nine months ended December 31, 2007, a Company record for a nine month period and an increase of 22% as compared to consolidated net sales of approximately $1.6 billion for the nine months ended December 31, 2006.
•	Net income of $46.6 million for the nine months ended December 31, 2007, or $1.82 per common diluted share, compared to net income of $89.5 million, or $3.40 per common diluted share for the nine months ended December 31, 2006.
•	Merger expenses and severance and other charges aggregated to approximately $4.0 million on a pre-tax basis and $3.8 million on an after-tax basis, representing approximately $0.15 per diluted common share.
•	EBITDA (as defined) of $117.2 million for the nine months ended December 31, 2007, compared to EBITDA (as defined) of $142.0 million in the nine months ended December 31, 2006.
Update on Metal Management’s Pending Merger with Sims Group Limited
As previously announced, on September 24, 2007, Metal Management’s Board of Directors unanimously approved a definitive agreement under which Metal Management will combine with Sims Group Limited (ASX: SGM). The transaction will create the world’s largest publicly traded recycler, Sims Metal Management, which will have an operating presence on four continents at over 200 locations around the globe.

An amended registration statement was filed with the Securities and Exchange Commission (SEC) on January 17, 2008, and a record date to determine the stockholders entitled to vote at the special meeting of January 25, 2008, has been established. The Company expects the transaction to close by March 31, 2008, subject to the registration statement being declared effective by the SEC, approval by Metal Management shareholders and other customary closing conditions.
Mr. Dienst added, “We expect that this transaction will deliver outstanding value for all Metal Management shareholders and we look forward to the smooth and seamless integration of Sims and Metal Management.”
Investor Conference Call
Metal Management will host its Third Quarter Results Conference Call and Webcast at 11:00 AM ET (10:00 AM CT) on February 6, 2008. The conference call can be accessed by dialing 888-680-0878 passcode 24451997. International callers can dial 617-213-4855 passcode 24451997. The conference will also be accessible via the web at www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode 28314928 through February 13, 2008. International callers can dial 617-801-6888 passcode 28314928 for the replay.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with 53 recycling facilities in 17 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.
Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2007, and in other periodic filings filed by the Company with the SEC, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, adequate source of supply, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives, under funded defined benefit pension plans, and risks associated with our pending merger with Sims.

Contacts

Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer	Andrew B. Siegel / James H. Golden
Metal Management, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700	(212) 355-4449

(1) EBITDA is defined by the Company to be earnings before interest, taxes, depreciation, amortization, merger expenses, severance and other charges, gain (loss) on sale of fixed assets, income from joint ventures, gain on sale of joint venture interest, other income and stock-based compensation expense. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze Company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.

METAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net sales	$582,096	$523,965	$1,951,304	$1,604,585

Operating expenses:
Cost of sales (excluding depreciation)	534,471	471,702	1,761,396	1,401,886
General and administrative	25,597	21,913	79,067	65,560
Depreciation and amortization	10,071	7,131	27,802	21,322
Merger expenses	747	0	3,335	0
Severance and other charges	0	490	701	932

Operating income	11,210	22,729	79,003	114,885

Income from joint ventures	453	357	2,112	2,771
Interest expense	(1,321)	(373)	(4,280)	(979)
Interest and other income, net	75	969	334	1,913
Gain on sale of joint venture interest	0	0	0	26,362

Income before income taxes	10,417	23,682	77,169	144,952
Provision for income taxes	4,272	8,103	30,522	55,411

Net income	$6,145	$15,579	$46,647	$89,541

Earnings per share:
Basic	$0.24	$0.61	$1.85	$3.48

Diluted	$0.24	$0.60	$1.82	$3.40

Cash dividends declared per share	$0.075	$0.075	$0.225	$0.225

Weighted average common shares outstanding:
Basic	25,252	25,532	25,216	25,733

Diluted	25,718	26,095	25,645	26,357

METAL MANAGEMENT, INC.
EBITDA (AS DEFINED)
RECONCILIATION TO GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net income	$6,145	$15,579	$46,647	$89,541

Add Back:
Depreciation and amortization	10,071	7,131	27,802	21,322
Tax provision	4,272	8,103	30,522	55,411
Stock-based compensation expense	2,489	1,819	6,609	4,799
Income from joint ventures	(453)	(357)	(2,112)	(2,771)
Gain on sale of joint venture interest	0	0	0	(26,362)
Interest expense	1,321	373	4,280	979
Interest and other income, net	(75)	(969)	(334)	(1,913)
Merger expense	747	0	3,335	0
Severance and other charges	0	490	701	932
(Gain) loss on sale of fixed assets	0	(240)	(201)	12

EBITDA (AS DEFINED)	$24,517	$31,929	$117,249	$141,950